Exhibit 3.01

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PANDORA MEDIA, INC.
Pursuant to the provisions of § 242 of the
General Corporation Law of the State of Delaware

Pandora Media, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST: The present name of the corporation is Pandora Media, Inc. The Corporation was incorporated on October 19, 2010 under the name Bay Area Fog, Inc. pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”).
SECOND: The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to delete Article XI in its entirety.
THIRD: The amendment of the Amended and Restated Certificate of Incorporation as set forth herein was duly adopted in accordance with the provisions of Section 242 of Delaware Law.
FOURTH: All other provisions of the Corporation’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.
FIFTH: This amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers on this day of May 21, 2018.

PANDORA MEDIA, INC.

By:	/s/ Roger Lynch
	Name:	Roger Lynch
	Title:	Chief Executive Officer

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary